Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,846,116 shares pertaining to the 2004 Stock Incentive Plan, as amended, of Momenta Pharmaceuticals, Inc. of our reports dated March 6, 2008, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc. included in its Annual Report (10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc. as of December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 6, 2009